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                    Intelsat Americas Service Order Contract
                                       for
                         Firestone Communications, Inc.
              Service ID No: 1-2FQ4X(18 MH2) and 1-2J52R(18 MH2)

The Service ID No will be added following customer signature of this Service
Order

Section I. Intelsat Service Order: Date Issued: 16 February 2005

The terms of this Service Order are valid for 7 days from its issue date, and are subject to capacity availability at the time of order. By signing and returning this Service Order to Intelsat USA Sales Corp. ("Intelsat"), the
Customer is making an offer to purchase the service described in this Service
Order (the "Service") from Intelsat.

When accepted, agreed and signed by Intelsat, this Service Order shall become a binding Service Contract under which the Customer purchases the Service from
Intelsat.

The Service is subject to the terms and conditions of Intelsat's Non-Exclusive
Service Agreement except as expressly supplemented or amended in this Service
Contract.

The terms contained in this Service Order are valid for 7 calendar days from the above date issued.

Provision of the Service is subject to Intelsat receiving from the Customer any
Collateral specified below in a form acceptable to Intelsat at least 15 calendar days prior to the Service Commencement Date.

Commercial Terms:

Customer Name           Firestone Communications, Inc.

Type of service order   [X] New Service [_] Change to an existing service
                        [_] Renewal

Service Parameters      Orb. Location/Satellite 121(degree)W/IA-13
                        Priority Non-Preemptible
                        Bandwidth 36 MHz (4x9 MHz separable service blocks)
                        Transponder/Band C18 (linear C-band)

Service charges         MRC: (service block per month)

Term of service         1 December 2004 - EOL of IA-13 at 121(degree)W

Collateral amount       Current collateral held by Intelsat

                        No additional collateral required provided Customer
                        remains current with payment of service charges.

                        If, at any point during the term of this Service Order,
                        the Customer does not pay service charges within 10 days
                        of the due date on the invoice, collateral requirement
                        will increase to an amount equivalent to one month's
                        service charges at the time of the late payment.

Billing cycle           Concurrent

Service                 1 December 2004
Commencement Date

Intelsat USA Sales Corp.
3400 International Drive, NW
Washington, DC 20008
USA

                                                                     Page 1 of 3

              Table 1 : Monthly Charges for full 36 MHz transponder

Start Date - End Date   Monthly Service Charges

Additional terms and conditions:

1.   EARLY TERMINATION OPTION

     1.1  (Notwithstanding clause 1.2 below, at any point during the term of this Agreement, Customer has the option to terminate any or all of the four (4) x 9 MHz service blocks with penalty ("Early Termination
          Option"). In order to exercise this option the customer must provide written notification to Intelsat no later than ninety (90) days prior to the requested termination date, and must pay a lump-sum penalty for each 9 MHz service block (ie, from 1 January 2006 onwards).

     1.2  Customer must provide written notification to Intelsat no later than ninety (90) days prior to the requested termination date.

     1.3  If the Customer exercises the Early Termination Option under clause
          1.1 or 1.2 above, the monthly charges will be reduced accordingly.

     1.4  Intelsat retains the right to resell any capacity terminated by
          Firestone, however, at any point during the term of this Agreement, and subject to capacity availability, the Customer has the right to buy back any of the 9 MHz service blocks previously terminated under clause 1.1 and 1.2 at the same rates - namely per month per 9 MHz service block.

Intelsat USA Sales Corp.
3400 International Drive, NW
Washington, DC 20008
USA

                                                                     page 2 of 3

2.   OPTION TO MIGRATE SERVICE TO IA-7 TRANSPONDER C18

     The Customer shall have the option to migrate the Service back to IA-7 transponder C18, should Intelsat determine, in its sole discretion, that the capacity is available and technically fit for use by the Customer. In the event that the Customer elects to migrate the Service back to IA-7, the
     Monthly Rate will be and the term of the migrated Service shall be until the EOL of IA-7. The Early Termination Option as described in Section 1 would continue to apply.

The Customer acknowledges that all of the information contained in this Service
Order is proprietary and confidential to Intelsat.

Customer signature: /s/ Leonard L. Firestone   Intelsat signature: /s/ Paul Konort
                    ------------------------                       ---------------
Name: Leonard L. Firestone                     Name: Paul Konort
Title: Chairman and CEO                        Title: Director, USA Sales Mgmt.
Date: 3/7/05                                   Date: 17 March 2005

Intelsat USA Sales Corp.
3400 International Drive, NW
Washington, DC 20008
USA

                                                                     Page 3 of 3

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                 Intelsat Americas 13 Performance Parameters for
                         Firestone Communications, Inc.

               Parameter

Capacity Block Size                                 36 MHz
Proposed Transponder Assignment                    1A-13/C18
Transponder Connectivity & Coverage                  CONUS
Transponder Center Frequency                   6285 MHZ/4060 MHz
(up/down)
Transponder Bandwidth (nominal)                      36 MHz
Uplink Polarization                               Horizontal
Downlink Polarization                              Vertical
Satellite Saturation Flux Density (BP.)   -102.0 dBW/m(2) with 0 PAD

                           Capacity Minimum Standards

Transponder Backoff (input/output)               5.0 / 3.5 dB
Customer Aggregate Output Back-Off                  3.5 dB
Power Equivalent Bandwidth                          36 MHz
Allocated Bandwidth                                 36 MHz
Adjacent Satellite Isolation (2-way)                 TBD
Co-Channel Isolation (2-way)                         TBD
Intermodulation Level                                TBD

Notes:

For all carriers used within this block of capacity, Firestone Communications,
Inc. must file for a Transmission Plan with Intelsat at least three (3) days prior to service activation.

The Transmission Plan filing must include sufficient data to perform link calculations, such as information rate, modulation type, threshold Eb/No values, and link availability for each carrier.

The Transmission Plan formally issued by Intelsat includes a Carrier ID number for each carrier to be used within this capacity block. Customers will not be permitted to access the satellite without valid Carrier IDs.

Specific transponders and blocks of frequency described above are subject to availability and can be changed by Intelsat, subject to the terms and conditions of this agreement.

Stated transponder backoffs for single and multi-carrier operation are standard values. In special cases, more optimum values can be selected according to customer needs, conditional upon the requirements of other satellite traffic.

Intelsat Confidential and Proprietary

                           Contract Number: 04061-000
                             Customer Number: 26418

NON-EXCLUSIVE SERVICE AGREEMENT DATED THIS 1st DAY OF DECEMBER 2004. ("EFFECTIVE
DATE") BETWEEN

INTELSAT USA SALES CORP. ("Intelsat"), a company incorporated under the laws of the State of Delaware with offices at 3400 International Drive, N.W.,
Washington, D.C. 20008;

AND

FIRESTONE COMMUNICATIONS, INC., a company incorporated under the laws of the
State of Texas with offices at 6125 Airport Freeway, Suite 200, Fort Worth; TX
76117 (the "Customer"). Intelsat and the Customer shall each be referred to herein individually as a "Party" and collectively as the "Parties".

WHEREAS, Loral Skynet and the Customer negotiated an Agreement Concerning Skynet
Space Segment Service (the "LORAL AGREEMENT"), for the provision of 10 MHz of
C-Band capacity on Telstar 7 dated August 13,2003;

WHEREAS, Loral Skynet assigned its rights and obligations under the Loral
Agreement to Intelsat effective 17th March 2004;

WHEREAS, Telstar 7, renamed Intelsat Americas 7 ("IA-7") experienced a failure on 28 November 2004 which caused the Loral Agreement to be terminated;

WHEREAS, the Parties now wish to execute an Agreement for satellite service;

NOW THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. DEFINITIONS AND INTERPRETATION

1.1 This Agreement consists of the following documents ("the Agreement"). In the event of any inconsistency or conflict this order of precedence shall apply:

Any Service Contracts issued under this Agreement
Annex A. Service Descriptions:
A-1 - Leases
A-2 - (Intentionally Withheld);
A-3 - (Intentionally Omitted);
A-4 - (Intentionally Omitted);
A-5 -(Intentionally Omitted);
A-6 - Video Solutions.
(other Service Description may be added from time to time)
This Non-Exclusive Service Agreement
Annex B. Priority and Restoral Policy.
Annex C. Technical Guidelines and Operating Procedures.
Annex D. Definitions.
Annex E. Ordering Procedures.

1.2 The headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

1.3 The following terms shall have the following meanings:

CHARGES means all charges, including recurring and nonrecurring specified in any
Service Contract, or as may otherwise be agreed;

COLLATERAL means any form of financial security which Intelsat may require from the Customer prior to the provision of any Services;

CONFIDENTIAL INFORMATION means information of a confidential or proprietary nature relating to a Party, its affiliates or other representatives that is reduced to writing and marked as Confidential or similarly designated, not including information developed independently by the other Party or lawfully received from a third party not under an obligation of confidentiality, or information that reaches the public domain other than by a breach of this
Agreement;

EARTH STATION means any equipment (whether fixed or transportable) owned or operated by the Customer that forms an interconnection point with a Service;

INITIAL PERIOD means a period of 5 years;

INTELLECTUAL PROPERTY means any patent, copyright, design, trademark, tradename, servicemark, logo, trade secret or other moral, industrial or intellectual property rights whatsoever;

INTERRUPTION CREDIT means a credit to be given by Intelsat in accordance with the applicable Service Description;

ORDERING PROCEDURES means the procedures set out in each Service Description or in Annex E which apply to the ordering of a Service;

SATELLITE CAPACITY means capacity provided by Intelsat in connection with the provision of Services;

SATELLITE means an object, located or intended to be located beyond the earth's atmosphere, that is or will be used for radio communications;

SERVICE means a service offered by Intelsat in accordance with the applicable
Service Description and supplied by Intelsat to the Customer under a Service
Contract;

SERVICE COMMENCEMENT DATE means the date and time specified in a particular
Service Contract for the commencement of that Service or, if earlier, the date on which the Customer first makes use of that Service;

SERVICE CONTRACT means a binding agreement by the Customer to reserve and procure, and by Intelsat to provide, a specific Service or Services in accordance with this Agreement;

SERVICE INTERRUPTION means an unavailability, delay or interruption of a Service as set out in the relevant Service Description;

SERVICE ORDER means an order for Service(s) submitted by the Customer;

SERVICE TERMINATION DATE is the date specified in a Service Contract for the termination of a Service;

SPACE SEGMENT means Intelsat's Satellites in orbit, and all related infrastructure owned, leased or operated by, or on behalf of, Intelsat to support the operation of the Satellites;

TAXES means any tax or other assessment that may be asserted by any government or taxing authority including, without limitation, withholding, excise, sales, value-added, gross-receipt, transfer taxes, duties, imposts, fees and levies;

TERM means the period that this Agreement is in force, as set out in Section 2;

CONFIDENTIAL AND PROPRIETARY                            INTELSAT USA SALES CORP.

                                   26418-04061

URGENT OPERATIONAL CASE means a situation that, in the opinion of Intelsat on the basis of the information then available to it, has caused or is likely imminently to cause: (i) damage to the Space Segment or the Satellites or related infrastructure of an entity other than Intelsat or (ii) major and sustained interference with Services provided to one or more of Intelsat's customers.

2. TERM

This Agreement shall start on the Effective Date and last for the Initial
Period. Following the Initial Period, either Party may terminate this Agreement by giving the other Party 90 days written notice.

3. THE SERVICES

3.1 The services offered by Intelsat under this Agreement are set out in Annex
A, Service Description. All services are offered on a non-exclusive basis only for the Customer's own use, or for use as a component of another product for its own use, or sale to its own customers. The Customer may not otherwise distribute or resell any Services without the express written agreement of Intelsat.

3.2 The Customer may request Services by submitting a Service Order to Intelsat in accordance with the Ordering Procedures. Intelsat may, at its sole discretion and without giving any reason refuse to accept any such requests.

3.3 Upon Intelsat's acceptance of a Service Order, and subject to agreement by the Parties as to Charges and Service term and any other specific terms and conditions, the Parties shall enter into a Service Contract for the provision of that Service.

3.4 At the end of the Term, the Customer may no longer submit any additional
Service Orders or request any new Service. The terms of this Agreement shall continue to govern any Service Contracts entered into prior to the expiration of the Term, for the duration of such Service Contract.

3.5 The Customer shall be responsible, at its own expense, for interconnection with the Services at the Earth Stations. The Customer may only activate Services under any Service Contract upon satisfactory completion of any testing of Earth
Stations required by the Technical Guidelines and Operating Procedures.

3.6 Except as expressly stated otherwise in any Service Description, if the
Customer wishes to renew or extend a Service with a total Service life of 6 months or more it should provide written notice to Intelsat no later than 90 calendar days prior to the Service Termination Date. Upon Intelsat's receipt of the notice as required above, Intelsat will negotiate, in good faith, terms and conditions, including price, for a new or extended Service Contract. If the
Customer fails to give notice in accordance with this paragraph, or agreement on the new Service Contract is not reached by 60 calendar days before the applicable Service Termination Date, Intelsat shall be free to agree to supply such Satellite Capacity to any party after the Service Termination Date. For
Services of less than 6 months, such Services may only be continued beyond the
Service Termination Date upon agreement by the Parties with no obligation on
Intelsat to reserve Satellite Capacity for any period of negotiation.

4. CHARGES AND PAYMENT

4.1 Recurring Charges shall be paid monthly in arrears. Intelsat shall issue invoices in respect of each month together with any non-recurring Charges at the beginning of the following calendar month. The Customer shall pay all Charges within 45 days of the date of the invoice. Payments should be made in U.S.
Dollars (US$) to the following account:

Intelsat USA Sales Corp.
Citibank FSB, Washington, D.C.
ABA #254070116
Account number 1509657210265683

4.2 Payments will only be considered made when they reach the above account.
Interest will be charged on any payment not received by its due date at a rate of 16% per year from the due date, until the date it is received by Intelsat.

4.3 The Customer shall notify Intelsat as soon as possible of any dispute, but in any event within 20 days of the date of the invoice that is in dispute. The
Customer shall pay the undisputed amount by the relevant payment-due date. If the Customer does not do so, the invoice shall be considered final and undisputed.

4.4 Intelsat may, at its sole discretion, require the Customer to provide it with Collateral as a condition precedent to providing the Service or at any time during the Term. Such Collateral will be held by Intelsat as a guarantee for payment of all Charges and other Customer liabilities and will not relieve the
Customer of any responsibility for the timely payment of amounts payable to
Intelsat. Intelsat shall be entitled to draw down upon or use or call upon, as appropriate, any Collateral for any late payment or other liabilities that the
Customer may incur. Should Intelsat do so, the Customer shall immediately, on receipt of written notification from Intelsat, replace, or make up, the
Collateral to the agreed figure. Failure to do so by the Customer shall be considered a material breach of this Agreement. Intelsat will return any
Collateral to the Customer after the termination of the Agreement or Service
Contract, as appropriate, once ail outstanding indebtedness has been settled.

4.5 The Customer shall pay any and all Taxes levied on any Service, save for
Taxes imposed upon or measured by Intelsat's income in the jurisdiction under the laws of which Intelsat is organised, and shall reimburse Intelsat for any such Taxes paid by Intelsat. If any Taxes are required to be withheld from amounts payable to Intelsat, or to the extent Intelsat (and not the Customer) is required to pay or actually pays any Taxes, any amounts payable to Intelsat by the Customer shall be increased so that the amount actually received by Intelsat is the amount Intelsat would have received had no Taxes been imposed.

5. SERVICE LEVELS

5.1 Intelsat will use reasonable efforts to provide the Services in accordance with the applicable Service Description.

5.2 If a Service Interruption occurs to any Service, following submission of evidence of such Service Interruption by the Customer and verification by
Intelsat, Intelsat shall give the Customer an interruption Credit to be credited against future Charges for that Service in accordance with the applicable
Service Description.

5.3 Intelsat shall not be liable for any failure to supply any Service and in no event shall Interruption Credits be given in respect of any Service interruption that is caused by:

     (a) the failure or non-performance of any Customer-provided facilities or equipment (including Earth Stations or other points of connection);

     (b) any act or omission of the Customer, its employees, agents or contractors; or

     (c) any suspension of Service by Intelsat in accordance with the terms of this Agreement.

6. INTELLECTUAL PROPERTY

6.1 Subject to the terms of this Agreement, Intelsat grants the Customer a non-exclusive, revocable licence to use any of Intelsat's Intellectual Property only to the extent necessary to use the Services as set out in this Agreement in so far as Intelsat may make such an authorisation. This licence is subject to the Customer protecting Intelsat's rights in the Intellectual Property, including but not limited to monitoring and enforcing the terms of use against third parties. All rights to the Intellectual Property shall at all times remain the property of Intelsat, and the Customer shall not have any other right of

CONFIDENTIAL AND PROPRIETARY                            INTELSAT USA SALES CORP.

                                   26418-04061

use.

6.2  This licence does not release the Customer from its obligations to procure all necessary licences, etc. in accordance with the terms of this Agreement.

6.3  The Customer agrees to comply with all applicable export and re-export laws in connection with the transfer, delivery or disclosure of the Intellectual
Property.

6.4 This licence does not authorise the Customer to use any service marks, trade names, designs, or trademarks or similar intellectual property rights belonging to Intelsat or any of its affiliates.

7.   SUSPENSION

7.1  Intelsat may, without notice in Urgent Operational Cases, and by giving the
Customer reasonable written notice in all other cases, suspend any of the
Services in order to perform testing, maintenance or adjustment works to the
Services or the Satellite Capacity. Intelsat shall seek to coordinate the timing of such action with the Customer in order to minimise any interruption to
Services, and shall use reasonable efforts to minimise any such suspensions.

7.2  Intelsat, may without notice, suspend or terminate Services as required to comply with any applicable laws, regulations or government orders.

8.   TERMINATION

8.1  At its sole option, Intelsat may suspend Services or terminate this
Agreement or some or all outstanding Service Contracts immediately by giving written notice if the Customer:

     (a) is in material breach of a term of this Agreement (other than a default in payment) and has failed to cure this breach within 30 days from the date of written notice from Intelsat, except in the case of Customer's failure to comply with applicable laws, regulations, rules or governmental orders,
     Intelsat may immediately suspend the Service; or

     (b) fails to make payment of any sum due and owing to Intelsat under a
     Service Contract and such failure continues for a period of 15 days after provision of written notice of such failure by Intelsat.

8.2  Provided that the Customer is not in material breach of any of its obligations under this Agreement, the Customer may terminate a Service Contract immediately by giving written notice if Intelsat fails to meet the minimum performance criteria set forth in the Intelsat Technical Guidelines and
Operating Procedures for that Service, and such failure is directly attributable to the negligence of Intelsat, its employees or affiliates, and is for a duration of greater than 15 consecutive calendar days (360 consecutive hours)
following Intelsat's receipt of written notice of such failure.

8.3  Either Party shall be entitled to terminate this Agreement if the other
Party files a voluntary petition in bankruptcy or is adjudicated bankrupt or insolvent, or files or has filed against it any petition or answer seeking any reorganisation, composition, liquidation or similar relief for itself under any applicable statute, law or regulation, and such petition filed against it is not stayed within 60 days; seeks or acquiesces to the appointment of any administrator, trustee in bankruptcy, receiver or liquidator or has such an appointment made; or makes any general assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due.

8.4  In the event this Agreement is terminated by Intelsat under this Section 8, it shall mean termination of every then outstanding Service Contract.

8.5 Upon termination or expiration of this Agreement (or a Service Contract) for whatever reason, Intelsat shall no longer be required to provide any Services and the Customer shall cease using the Services and the Satellite Capacity and any outstanding indebtedness of the Customer (under the Agreement or the Service
Contract as appropriate) to Intelsat shall become immediately due and payable together with any interest due thereon, provided that in event that this
Agreement is terminated by Intelsat under this Section 8, the amounts payable by the Customer to Intelsat shall include any Charges that would have been payable in accordance with the terms of all outstanding Service Contracts of the
Customer so terminated (at the then-current rate), plus the costs of collection.

9.   LIMITATION OF LIABILITY

9.1  Intelsat warrants it will provide the Services with appropriate skill. Any and all other express or implied warranties are expressly excluded and disclaimed by Intelsat, save as expressly set out in this Agreement.

9.2  With the exception of claims for death or personal injury due to Intelsat's negligence, for which there is no limitation imposed, it is expressly agreed that Intelsat's sole obligation and the Customer's exclusive remedy for any direct loss whatsoever, arising out of or relating to this Agreement is
Interruption Credits, and the Customer agrees that these are a genuine pre-assessment of loss and damage.

9.3  In no event shall either Party be liable for any indirect, special, punitive, incidental or consequential damages whatsoever arising out of or under this Agreement whether under contract, warranty, tort or otherwise, including, without limitation, loss of revenue or profits, regardless of the foreseeability of such damages.

9.4  The Customer shall require all of its customers to abide by these terms and conditions, including without limitation the above waivers of liability and shall incorporate in the terms and conditions applicable to any party with which the Customer contracts in relation to the Services, disclaimers of liability substantially similar to (but in no case less broad than) those set forth in this Section in favour of Intelsat and its affiliates.

10.  INDEMNIFICATION

10.1 The Customer shall be liable for, and shall indemnify and hold harmless
Intelsat (including any affiliate, or director, officer, employee or agent of
Intelsat or its affiliates) from and against any direct or indirect loss, damage, liability or expense arising from any claim by a third party, in connection with the provision of Services and arising out of or in connection with:

     (a) the fault or negligence or breach of this Agreement by the Customer;

     (b) the Customer's breach of any national laws, rules, regulations or governmental orders applicable to it;

     (c) the Customer's or any third party end-user's use of the Services, regardless of cause by the Customer, its affiliates or customers; or

     (d) any claims relating to the information or content of programming or other material displayed or transmitted.

10.2 The Customer also shall be liable for, and shall indemnify and hold harmless Intelsat (including any affiliate) from and against, any loss or damage to Intelsat's Satellites or related. Intelsat provided infrastructure and facilities that is caused by any act or omission of the Customer.

10.3 The Customer will not settle or compromise, or consent to any entry of any judgement in connection with any indemnity given under this Agreement, without
Intelsat's written consent.

11.  FORCE MAJEURE

11.1 Neither Party shall be liable for any failure to perform under this
Agreement due to any unforeseeable act, event or cause beyond its reasonable control as agreed by the Parties ("Force Majeure Event") during the duration of the Force Majeure Event. Upon removal or cessation of the Force Majeure Event, all obligations under this Agreement shall resume.

11.2 Except in cases where a Force Majeure Event has been

CONFIDENTIAL AND PROPRIETARY                            INTELSAT USA SALES CORP.

                                        3

                                   26418-04061

invoked by the Customer for failure to receive Services, the Customer shall remain liable for all of its payment obligations hereunder, regardless of the occurrence of a Force Majeure Event.

11.3 In the event that the Force Majeure Event exceeds thirty (30) consecutive days (as agreed by the Parties), the Parties shall meet to negotiate in good faith the continuation, suspension, extension, restructuring or other disposition of the affected Service. In no event shall either Party unilaterally take any action under this Section.

12. WARRANTIES

12.1 The Customer warrants that:

     (a) it has obtained all applicable clearances, licences, consents and approvals necessary to enable it to operate, to receive and use the
     Services and Satellite Capacity and to perform its other obligations under this Agreement;

     (b) it is in compliance with, and performance of its obligations hereunder will not violate or conflict with, any applicable telecommunications or other law or regulation of any jurisdiction to which it is subject, and that no further licences are necessary for the provision of any Services;

     (c) it will only use and will procure that its customers only use the
     Services and/or display or transmit any information or content using or in connection with the Services in compliance at all times with all applicable laws and regulations;

     (d) it will follow established practices and procedures for frequency co-ordination and will not use the Services in a manner that could reasonably be expected to interfere with or cause physical harm to the
     Satellites or Space Segment; and

     (e) it will not hold itself out as agent for Intelsat in any correspondence or other dealings relating directly or indirectly to the provision of the
     Services.

12.2 Each Party represents and warrants that as of the date of this Agreement
(i) it has the right, power and authority to enter into and perform its obligations hereunder and the execution, delivery and performance of this
Agreement shall not result in the breach or non-performance of any document, instrument or agreement by which it is bound; (ii) the execution, delivery and performance of this Agreement have been duly authorised by all necessary corporate action; and (iii) this Agreement constitutes legal, valid and binding obligations on that Party.

13.  CONFIDENTIALITY

13.1 Intelsat and the Customer agree that it may be necessary to the performance of this Agreement for a Party to disclose Confidential Information to the other
Party. The receiving Party shall use the same standard of care to maintain the security and confidentiality of all Confidential Information received from the disclosing Party as it uses in the maintenance of the security and confidentiality of its own Confidential Information, and in any event no less than reasonable care.

13.2 Neither Party shall, without the written consent of the other, disclose
Confidential Information to any third party, unless required by law or competent authority to do so. Prior to such disclosure, the receiving Party shall provide the disclosing Party with sufficient notice to permit the disclosing Party to appeal or contest such requirement.

13.3 Intelsat may disclose the Customer's identity as a customer of Intelsat, and may publish this and the Customer's contact details as it reasonably sees fit.

13.4 Upon termination or expiration of this Agreement, each Party shall destroy all the other Party's Confidential Information and confirm in writing that it has done so or, if requested by that Party, return it to the other-Party

13.5 The obligations contained in this Section shall survive the termination or expiration of this Agreement for a period of 5 years.

14.  TECHNICAL COMPLIANCE

14.1 The Customer shall comply, or procure compliance, with the Intelsat
Technical Guidelines and Operating Procedures in respect of any Earth Station or other point of connection provided by, or authorised for use, by the Customer in connection with any Services. Intelsat shall not be required to activate any
Services for use in connection with any non-compliant Earth Station. Upon notice from Intelsat that an Earth Station used in connection with a Service Contract hereunder has become non-compliant, such non-compliance shall be remedied by the
Customer immediately. If such non-compliance continues, Intelsat shall have the right, with immediate effect, to suspend the provision of Services in respect of the Earth Station used until the date on which the Customer procures compliance with the Intelsat Technical Guidelines and Operating Procedures. The Customer
shall not be relieved of its obligation to pay for Services by reason of
Intelsat's suspension of the provision of Services in the event that such suspension is due to any such non-compliance.

14.2 Intelsat may manage (i.e., change beam pointing, move, replace, relocate or reconfigure) Satellite Capacity during the term of a Service Contract in order to achieve optimally efficient use, always provided this does not result in an appreciable degradation in any Service below the applicable Service Description, and the Customer agrees to operate on either sense of polarisation and across an entire frequency band or bands used by Services. Intelsat will make reasonable efforts to avoid frequent relocations. Intelsat will provide reasonable written notice to the Customer concerning any Service to be replaced, relocated or reconfigured with information on the alternative assignment. Unless the Customer responds in writing within 5 business days of receipt of the notice explaining why the new assignment is not appropriate, the Customer shall be taken to have agreed. If the Customer raises good faith objections, Intelsat and the Customer will attempt in good faith to resolve them.

15.  NOTICES

15.1 All notices and other communications from either Party to the other shall be made in writing, by e-mail, fax or letter, such letters to be delivered by courier, and shall be deemed to be received upon actual delivery or completed fax or upon email transmission, addressed to the other Party as follows:

Intelsat USA Sales Corp.
3400 International Drive, N.W.
Washington, D.C. 20008

Telephone:      (202) 944-7554
Fax:            (202)944-8125
e-mail:         uscontractnotices@intelsat.com
Attention:      Director, Contracts

Customer Information:

Firestone Communicaitons, Inc.
6125 Airport Freeway, Suite 200
Fort Worth, TX 76117

Telephone:      (817)222-1234
Fax:            (817)222-9809
e-mail:         mfletch@firestoneinc.com
Attention:      Mr. Michael Fletcher, President

16.  JURISDICTION

The validity, interpretation, operation and effect of this Agreement shall be governed in all respects by the laws of the State of New York and both Parties irrevocably agree that the United States District Court for the District of
Columbia shall have jurisdiction to settle any dispute arising out of or in connection with this Agreement. Such jurisdiction shall be

CONFIDENTIAL AND PROPRIETARY                            INTELSAT USA SALES CORP.

                                   26418-04061

exclusive, save that Intelsat shall also have the right to sue the Customer in the courts of the jurisdiction of its incorporation. Nothing contained in this
Section shall limit the right of either Party to seek immediate injunctive relief proceedings against the other Party in any other court or in the courts of more than one jurisdiction at the same time to compel performance under this
Agreement.

17. MISCELLANEOUS

17.1 This Agreement may only be amended with the written agreement of the
Parties, save that Intelsat may by giving the Customer written notice amend the following without the prior consent of the Customer:

     (a) the terms and conditions of the Annexes, always provided that any such amendments shall apply only to future Service Contracts, and not to any existing Service Contracts, and add new Annexes; and

     (b) the Intelsat Technical Guidelines and Operating Procedures applicable to existing Service Contracts in the event of an Urgent Operational Case.

17.2 If any provision of this Agreement is found to be invalid or unenforceable, it shall not affect the validity and enforceability of any other provision of this Agreement, and the invalid or unenforceable provision shall, if possible, be replaced with a provision consistent with the intentions of the Parties.

17.3 The Customer may not assign, transfer or sublease any rights or obligations under this Agreement to any other party without the express written consent of
Intelsat.

17.4 Any Sections which by their nature are intended to survive the termination of this Agreement shall so survive.

17.5 No Waiver by either Party hereto of any particular default by the other
Party shall affect or impair either Party's rights in respect of any subsequent default of any kind by the other Party. Subsequent acceptance by Intelsat of any payments by the Customer shall not be deemed a waiver of any preceding breach by the Customer of any of the terms or conditions of this Agreement. No waiver shall be effective unless made in writing by a Party's authorised representative.

17.6 The rights, powers and remedies provided in this Agreement are cumulative and may be exercised singularly or cumulatively.

17.7 Any period of time referred to in this Agreement shall be calculated in
Greenwich Mean Time.

17.8 This Agreement is intended for the sole benefit of the Parties and no third party (including, without limitation, customers of the Customer) may seek to enforce or benefit from this Agreement.

17.9 All payments to be made by the Customer to Intelsat hereunder shall be made in full, and shall be free and clear of any right of set-off and from any restriction, condition or deduction.

17.10 The Parties' relationship created by this Agreement is that of independent contractors. This Agreement does not in any way create or authorise any partnership, principal-agent, master-servant, joint venture or other similar relationship between the Parties.

17.11 The language of this Agreement and all other communications between the
Parties regarding the performance of this Agreement shall be English. If this
Agreement or any part thereof, is executed in more than one language, the
English version shall prevail in the event of any conflict between the Parties or inconsistencies in the translations.

17.12 This Agreement constitutes the entire agreement of the Parties and supersedes all prior correspondence, representations, proposals, negotiations, understandings, and agreements of the Parties, oral or written, with respect to the subject matter.

CONFIDENTIAL AND PROPRIETARY                            INTELSAT USA SALES CORP.

                                   26418-04061

IN WITNESS WHEREOF, each of the Parties hereto has duly executed and delivered this Agreement effective on the day and year first above written.

INTELSAT USA SALES CORP.                 FIRESTONE COMMUNICATIONS, INC.

By: /s/ Paul Konort                      By: /s/ Michael G. Fletcher
    ---------------------------------        -----------------------------------
Name: Paul Konort                        Name: Michael G. Fletcher
Title: Director, USA SALES MGMT.         Title: President
Date: 18 March 2005                      Date: 3-18-05

CONFIDENTIAL AND PROPRIETARY                            INTELSAT USA SALES CORP.